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                                                                      Exhibit 3e

                                                                          PAGE 1
                                 STATE OF DELAWARE

                          OFFICE OF THE SECRETARY OF STATE


     I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CRONUS INDUSTRIES, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF MAY, A.D. 1983, AT 9 O'CLOCK A.M.







                                 /s/
                           -----------------------------------------
                            WILLIAM T. QUILLEN, SECRETARY OF STATE
               [SEAL]
0828493 8100                AUTHENTICATION:                7067608

                                      DATE:
944048595                                                 03-24-94

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                            CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION OF
                              CRONUS INDUSTRIES, INC.

          Cronus Industries, Inc., A corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of the Corporation, acting at a regular meeting duly called and held on February 1, 1983, adopted resolutions
(i) setting forth the proposed amendment to Article Fourth of the Certificate of Incorporation, (ii) declaring the advisability of such amendment, and
(iii) directing that such amendment be submitted for consideration by the stockholders at the Annual Meeting of Stockholders of the Corporation to be held April 28, 1983.

          SECOND: That thereafter, pursuant to resolutions of the Corporation's Board of Directors, the Annual Meeting of Stockholders of the Corporation was duly called and held on April 28, 1983, at which meeting holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote on the proposed amendment voted in favor of the following amendment to the Certificate of Incorporation of the Corporation:

     Article Fourth is amended to read hereafter as follows:

          "FOURTH. This corporation is authorized to issue twelve million (12,000,000) shares of capital stock. Ten million (10,000,000) of the authorized shares shall be common stock, $0.10 par value each, and two million (2,000,000) of the Authorized shall be preferred stock, $10.00 par value each.

          "Each holder of both classes of capital stock shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of the capital stock held by the shareholder.

          "Shares of preferred stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Subject to the preceding paragraph, each such series shall have such voting powers and such preferences and relative, participating, optional or other special rights, with such qualifications, limitations, or restrictions of such preferences and/or rights as shall be stated in the resolution or resolutions providing for the issue of such series of preferred stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Delaware. Each share of any series of preferred stock shall be identical with all other shares of such series, except as to the date from which accumulated preferred dividends, if any, shall be cumulative.

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          "No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of the corporation, now or hereafter to be authorized. or any notes, debentures, bonds, or other securities convertible into or carrying warrants or options to purchase shares of any class, now or thereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion, may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class."

          THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          FOURTH: That the capital of the Corporation will not be reduced by reason of such amendment.

          IN WITNESS WHEREOF, Cronus Industries, Inc. has caused its corporate seal be hereunto affixed and this Certificate to be signed by C.
A. Rundell, Jr., its President, and attested by John K. Sterling, its Secretary, this 11TH day of May, 1983.

ATTEST:                           CRONUS INDUSTRIES, INC.

   /s/                               /s/
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John K. Sterling, Secretary       C. A. Rundell, Jr., President